LEHMAN BROTHERS INCOME FUNDS

                               INSTITUTIONAL CLASS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A


The Series currently subject to this Agreement are as follows:

        Lehman Brothers Core Plus Bond Fund
        Lehman Brothers Strategic Income Fund



Date:  February 28, 2008